Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

Gregory M. Jones Named to Eversource Board of Trustees

HARTFORD, Conn. and BOSTON, Mass. (May 11, 2020) – Eversource Energy (NYSE: ES) announced today the election of Gregory M. Jones to its Board of Trustees effective May 6, 2020. Jones serves as Vice President of Community Health and Engagement for Hartford Healthcare, where he leads the $4 billion integrated healthcare system’s community health and engagement efforts.

“We’re excited to have someone with Gregory’s successful track record of business development, strategic planning and financial leadership join our board,” said Eversource Chairman, President and CEO Jim Judge. “Among other various strengths, his focus and expertise on corporate social responsibility will be a valuable asset as we work to build on our national leadership as the #1 utility for corporate citizenship.”

With more than 25 years of experience as a finance and corporate strategy executive leading large-scale business development initiatives, Jones has helped public and privately held manufacturing, utility and healthcare companies develop and deploy successful business growth strategies that include a focus on corporate social responsibility. He joined Hartford Healthcare in his current role as Vice President of Community Health and Engagement in 2017 and has also previously held leadership positions with United Technologies, Pratt & Whitney, Tyco and JP Morgan.

“I am honored to join the board of Eversource Energy and look forward to helping build on its success as a national leader in clean energy and corporate citizenship,” said Jones. “From its industry-leading goal to be carbon neutral by 2030 to its offshore wind partnership with Ørsted and #1-ranked energy efficiency solutions, Eversource is always working to better serve its customers and at the forefront of our clean energy future.”

Jones earned his bachelor’s degree from Morgan State University, as well as a Master of Public Management from Carnegie Mellon University and a Master of Business Administration from the Wharton School at the University of Pennsylvania. He currently serves as a member of the Board of Directors for the Greater Hartford Community Foundation and has also served on the Hartford Hospital Board of Directors.

Eversource (NYSE: ES) transmits and delivers electricity and natural gas and supplies water to approximately 4 million customers in Connecticut, Massachusetts and New Hampshire. Celebrated as a national leader for its corporate citizenship, Eversource is the #1 energy company in Newsweek’s list of America’s Most Responsible Companies for 2020 and recognized as one of America’s Most JUST Companies and the #1 utility by Forbes and JUST Capital. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 8,300 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally-recognized energy efficiency solutions and successful programs to integrate new clean energy resources like solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on Twitter, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

CONTACT:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

Al Lara

860-665-2344

albert.lara@eversource.com

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